AMENDMENT NO. 2 TO PARTICIPATION AGREEMENT

The Participation Agreement made and entered into as of the 1st day of May 2012, by and among MFS Variable Insurance Trust, MFS Variable Insurance Trust II, MFS Fund Distributors, Inc., and Symetra Life Insurance Company, (the “Participation Agreement”), is hereby amended as follows effective January 1, 2016:

WHEREAS, the parties desire to add to the Agreement MFS Variable Insurance Trust III ("Trust III"), a Delaware statutory trust for which MFD serves as principal underwriter;

NOW, THEREFORE, in consideration of their mutual promises, the Company, the Trusts, and MFD hereby agree as follows:

1.    Trust III is hereby added as a party.

2.    All references to "Trust(s)" now include, as the context may require, Trust III.

3.    Article XIII, "Notices," is hereby restated in its entirety as follows:

ARTICLE XIII. NOTICES

Any notice shall be sufficiently given when sent by registered or certified mail, overnight courier, email or facsimile to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to Trusts:

MFS Variable Insurance Trust I, MFS Variable Insurance Trust II and MFS Variable Insurance Trust III
111 Huntington Avenue
Boston, Massachusetts 02199
email: DLGDSDealerSpt@MFS.com
Facsimile No.: (617) 954-5182
Attn: Ethan D. Corey, Assistant Secretary

If to Company:

Symetra Life Insurance Company
777 108th Ave NE #1200
Bellevue, WA 98004-5135
Attn: Law Dept SC-11

If to MFD:

MFS Fund Distributors, Inc.
111 Huntington Avenue
Boston, Massachusetts 02199
email: DLGDSDealerSpt@MFS.com
Attn: General Counsel

4.    Schedule A is hereby deleted in its entirety and replaced with the Schedule A attached hereto.

Terms not otherwise defined herein have the definitions ascribed to them in the Participation Agreement. Except as expressly amended hereby, the Participation Agreement shall continue in full force and effect and unamended.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to the Participation Agreement to be executed in its name and on its behalf by its duly authorized representative:

SYMETRA LIFE INSURANCE COMPANY
By its authorized officer,

By:
Name:     Daniel R. Guilbert

Title:	Executive Vice President

MFS VARIABLE INSURANCE TRUST,
on behalf of the Portfolios
By its authorized officer and not individually,

By:
Ethan D. Corey
Assistant Secretary

MFS VARIABLE INSURANCE TRUST II,
on behalf of the Portfolios
By its authorized officer and not individually,

By:
Ethan D. Corey
Assistant Secretary

MFS VARIABLE INSURANCE TRUST III,
on behalf of the Portfolios
By its authorized officer and not individually,

By:
Ethan D. Corey
Assistant Secretary

MFS FUND DISTRIBUTORS, INC.
By its authorized officer,

By:
James A. Jessee
President

Name of Separate Account and Date Established by Board of Directors:
Symetra Separate Account C
Symetra Resource Variable Account B
Symetra Separate Account VL

Policies Funded by Separate Account:
Individual variable annuity contracts and individual variable life insurance policies issued by Symetra Life Insurance Company listed above and registered with the Securities and Exchange Commission under the Securities Act of 1933, as required.

Share Class
All Share Classes available under the Trusts

Portfolios Applicable to Policies:
All Portfolios or series of shares of the Trusts that are available and open to new investors on or after the effective date of this Amendment